Exhibit 99.1

Austerlitz Acquisition Corporation II Announces Pricing of Upsized $1.2 Billion Initial Public Offering

Las Vegas, February 25, 2021 — Austerlitz Acquisition Corporation II (the “Company”) today announced the pricing of its initial public offering of 120,000,000 units at a price of $10.00 per unit. The Company has granted the underwriters of the offering a 45-day option to purchase up to an additional 18,000,000 units at the public offering price. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “ASZ.U” beginning February 26, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-fourth of one warrant. Each whole warrant entitles the holder to one of the Company’s Class A ordinary shares at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “ASZ” and “ASZ WS”, respectively.

The Sponsor of the Company is Austerlitz Acquisition Sponsor, LP II, an affiliate of Trasimene Capital Management, LLC, led by William P. Foley, II. Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and BofA Securities are acting as joint book-running managers for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, telephone: (800) 221-1037 or by emailing: usa.prospectus@credit-suisse.com; J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing: prospectus-eq_fi@jpmchase.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

The registration statement relating to the securities became effective on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Austerlitz Acquisition Corporation II

Austerlitz Acquisition Corporation II is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Source: Austerlitz Acquisition Corporation II

Contacts

Shannon Devine, SVP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com